CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces $650 Million of Additional Commitments to its Existing
Credit Facility and an Increased Accordion Option Allowing for Maximum Borrowings Under the Credit
Facility Up To $2.5 Billion

New York, New York, March 20, 2013 - American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: “ARCP”) announced today that it has received additional commitments totaling $650.0 million to its existing credit facility. The additional commitments increase the total amount available to the Company to $1.65 billion, subject to customary conditions.

The Company also announced that the accordion feature of its credit facility has been increased to allow the Company, with additional commitments, to borrow up to $2.5 billion.

“We appreciate the continued support of our lending group, as we continue to grow our investment portfolio and see further pipeline opportunities in the market,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. Mr. Schorsch added, “The additional borrowing capacity provides us with increased flexibility for executing our growth plans, as well as very favorable cost of debt.”

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.arcpreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.